Exhibit 23.1

When the transaction referred to in note 15 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Intrepid Aviation Group Holdings, LLC:

We consent to the use of our report included herein and to the reference of our firm under the heading “Experts” in the prospectus.

Stamford, Connecticut

August 5, 2014